Exhibit 99.1

News Release

Rockwell Collins reports 2012 earnings per share increased to $4.15

•	Fourth quarter results include $0.26 per share of restructuring and asset impairment charges
•	Fiscal year 2013 guidance reiterated

CEDAR RAPIDS, Iowa (October 26, 2012) - Rockwell Collins, Inc. (NYSE: COL) today reported fiscal year 2012 earnings per share of $4.15, an increase of 5% from earnings per share from continuing operations of $3.94 in 2011. Earnings per share for 2012 include net restructuring and asset impairment charges of $0.26 per share, compared to an $0.11 per share restructuring charge recorded last year. Excluding the impact of the net restructuring and asset impairment charges in both years, 2012 earnings per share increased 9% to $4.41 per share. The increase in earnings per share resulted from improved total segment operating earnings and the favorable impact from share repurchases.

Total company sales for fiscal year 2012 decreased $80 million, or 2%, to $4.73 billion. The lower sales was driven by an 8% decrease in Government Systems, partially offset by a 7% increase in Commercial Systems sales. Cash provided by operating activities for fiscal year 2012 totaled $534 million compared to $657 million last year. The lower cash flow was a result of higher payments this year for prior year employee incentive compensation costs and higher income tax payments.

Fourth quarter 2012 earnings per share increased to $1.06, or 4%, compared to earnings per share from continuing operations of $1.02 in the fourth quarter of 2011. Included in the fourth quarter 2012 earnings per share are restructuring and asset impairment charges of $0.26 per share. The previous year included an $0.11 per share restructuring charge. Excluding the fourth quarter restructuring and asset impairment charge in each year, earnings per share from continuing operations would have increased 17% to $1.32 per share from $1.13. The company reported sales of $1.27 billion for the fourth quarter of 2012, a decrease of 2%, compared to sales of $1.30 billion for the same period a year ago. Net income decreased 4% to $152 million from $158 million in the same period last year. Total segment operating earnings increased 10% to $297 million, or 23.5% of sales, for the fourth quarter of 2012 versus $271 million, or 20.9% of sales, for the fourth quarter of 2011.

“Market conditions in fiscal year 2012 were very challenging as customer bankruptcies, slower global economic recovery, and multiple defense order delays and cutbacks impacted our revenue growth,” said Rockwell Collins Chairman and Chief Executive Officer Clay Jones. “However, I am extremely pleased with the way our people managed all our businesses through these unpredictable events. With a slight decline in sales, we were still able to achieve improved profitability through operating margin expansion of 260 basis points.”

Jones went on to state, “Looking forward, we will continue to take the necessary actions to manage our business efficiently in these dynamic market conditions. While we expect continued growth in 2013 from our strong Commercial Systems positions, the challenges in our defense business will remain, including the dramatic cuts to U.S. defense spending anticipated to go into effect in January. I believe our focus on effectively managing our business for the long-term will have us well positioned to drive future years' results in line with or above our growth targets.”

Following is a discussion of fiscal year 2012 fourth quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2012 fourth quarter sales of $565 million, an increase of $48 million, or 9%, compared to sales of $517 million reported for the same period last year.

Sales related to aircraft original equipment manufacturers increased $39 million, or 15%, from the fourth quarter of 2011 to $307 million. The increased sales were driven by higher Boeing 787 revenue, higher OEM production rates at Boeing and Airbus, and higher product deliveries for the Bombardier Global and Cessna platforms. These increases were partially offset by lower sales to Hawker Beechcraft. Aftermarket revenue increased $25 million, or 12%, to $239 million primarily resulting from increased aircraft retrofits across the air transport and business jet markets as well as higher service and support sales. Sales of Wide-body in-flight entertainment declined 46%, or $16 million.

Commercial Systems fourth quarter operating earnings increased $21 million, or 21%, to $122 million, resulting in an operating margin of 21.6%, compared to operating earnings of $101 million, and an operating margin of 19.5%, for the same period a year ago. The increase in operating earnings and margin was primarily attributable to higher sales volume and reduced employee-related costs.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, state and local governments, other government agencies, civil agencies, defense contractors and foreign ministries of defense around the world. Sales in the fourth quarter of 2012 were $701 million, a decrease of $78 million, or 10%, compared to the $779 million reported for the same period last year.

Avionics sales decreased $20 million, or 5%, from the fourth quarter of 2011 due to the completion of certain rotary wing and unmanned aerial system programs, and from lower development sales as the E-6 program transitions to production. These decreases were partially offset by increased KC-135 and KC-46A tanker revenues. Communication product sales declined by $12 million, or 6%, primarily due to the wind-down of the JTRS GMR development program. Surface solutions sales decreased $39 million, or 40%, resulting from the decision to discontinue investment in public safety vehicle systems and the completion of certain surface based programs. Navigation product sales decreased by $7 million, or 9%, primarily driven by fewer deliveries of Defense Advanced GPS Receiver products.

Government Systems fourth quarter operating earnings increased $5 million to $175 million, resulting in an operating margin of 25.0%, compared to operating earnings of $170 million, and an operating margin of 21.8%, for the same period last year. The increase in operating earnings and margin was primarily the result of lower employee-related costs and reduced spending on company-funded research and development partially offset by lower sales.

Corporate and Financial Highlights

General corporate expenses not allocated to the company's business segments were $8 million for the fourth quarter of 2012 compared to $14 million in the same period last year. The reduction was primarily driven by lower employee incentive compensation expenses. During the fourth quarter of 2012, the company recorded restructuring and asset impairment charges of $57 million ($37 million after income taxes), or $0.26 per share. The charges were comprised of $29 million for employee severance costs and $28 million in asset impairment charges, primarily related to the write-off of accounts receivable resulting from the Hawker Beechcraft bankruptcy.

The company's effective income tax rate was 30.9% for the fourth quarter of 2012 compared to a rate of 27.9% for the same period last year. The higher tax rate was primarily driven by the expiration of the Federal Research and Development Tax Credit on December 31, 2011.

The company repurchased 0.4 million shares of its common stock in the fourth quarter of 2012 at a total cost of $21 million. The remaining share repurchase authorization as of the end of fiscal year 2012 is $481 million. The company also paid dividends on its common stock in the fourth quarter totaling $43 million, or 30 cents per share.

Discontinued Operations

During the fourth quarter of 2011, the company sold the Rollmet product line. The divestiture has been accounted for as a discontinued operation for all periods presented.

Fiscal Year 2013 Outlook

The following table is a complete summary of the company's fiscal year 2013 financial guidance, which is unchanged from the original issuance on September 21, 2012:

•	Total sales	$4.6 Bil. to $4.7 Bil.
•	Total segment operating margins	21.0% to 22.0%
•	Earnings per share from continuing operations	$4.30 to $4.50
•	Cash flow from operations	$500 Mil. to $600 Mil.
•	Total research & development investment*	About $1.0 Bil.
•	Capital expenditures	About $140 Mil.
*Total research and development investments consist of company and customer funded research and development expenditures as well as the net increase in pre-production engineering costs capitalized within inventory.

Business Highlights

Rockwell Collins and Boeing to bring new flight deck to 757/767
Rockwell Collins and Boeing announced a program to bring a 787-style flight deck to Boeing 757/767 airplanes. The advanced flight deck technology will be available for retrofit on existing Boeing 757 and 767 airplanes.

Rockwell Collins avionics selected for installation on aircraft by the following airlines:

•	Thomas Cook for their A320 and A321 fleet

•	Aviation Capital Services for 50 Boeing 737 aircraft to be operated by Aeroflot airlines

•	Lufthansa for combination of 49 A320, A330 and A380 aircraft

•	COPA Airlines for 37 Boeing 737 aircraft

•	Iberia Airlines for 33 A330 and A340 aircraft

•	Avianca Airlines for 4 A330 cargo aircraft

•	Aeromexico for 10 Boeing 737 aircraft

•	Air Astana for 6 A320/A321 aircraft

Rockwell Collins selected for 787 Dispatch service at the Farnborough Airshow
Rockwell Collins was selected by three airlines; Hainan, China Southern and Air India, to provide service and support for their Boeing 787 fleet through the Dispatch Program. The Dispatch program provides guaranteed spares availability, systems configuration updates, technical repairs, and performance monitoring on Rockwell Collins’ comprehensive suite of communications, surveillance, displays and pilot controls systems.

DARPA selected Rockwell Collins to lead cyber security program for unmanned air vehicles
Rockwell Collins has been selected as the prime contractor for the unmanned air vehicle portion of the High-Assurance Cyber Military Systems (HACMS) program sponsored by the Defense Advanced Research Projects Agency. The four-and-a-half-year contract calls for Rockwell Collins to develop cyber security solutions for unmanned air vehicles, with applicability to other network-enabled military vehicles.

Data Link Solutions awarded $31 million contract to provide MIDS-LVT for KC-46A tanker program
Data Link Solutions, a joint venture between Rockwell Collins and BAE Systems, was awarded a contract to provide Multifunctional Information Distribution System - Low Volume Terminals for the U.S. Air Force's KC-46A tanker program.

Rockwell Collins awarded $21 million contract from Boeing to provide advanced displays for U.S. Air Force B-1 cockpit
Rockwell Collins was selected for an initial production contract from Boeing to provide high resolution 6-by-8-inch color displays for the fleet of U.S. Air Force B-1 aircraft. The contract is part of the Air Force's Integrated Battle Station Program.

Rockwell Collins selected by AeroVironment to provide secure GPS capability for WaspTM AE Unmanned Aircraft
Rockwell Collins was selected by AeroVironment to bring secure, jam-resistant MicroGRAM GPS capability for the first time to a micro unmanned aerial vehicle.

Rockwell Collins Pro Line Fusion® certified on Gulfstream G280TM
Rockwell Collins announced that its Pro Line Fusion integrated avionics system has achieved Federal Aviation Administration certification on the Gulfstream PlaneView280TM flight deck.

Conference Call and Webcast Details

Rockwell Collins Chairman and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on October 26, 2012. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through December 28, 2012.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees through a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial OEM production rates and the aftermarket; the impacts of natural disasters, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 that are set to be implemented in January 2013; the discontinuance of support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; timing of international contract awards; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers, including our collective bargaining agreements set to expire in May 2013; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Steve Buesing
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

For the three and twelve months ended September 30, 2011, results for the company's Rollmet business are reported as discontinued operations. Rollmet was previously reported in the Commercial Systems segment.

	Three Months Ended		Years Ended
	September 30		September 30
	2012	2011	2012	2011
Sales
Government Systems	$701	$779	$2,591	$2,813
Commercial Systems	565	517	2,135	1,993
Total sales	$1,266	$1,296	$4,726	$4,806

Segment operating earnings
Government Systems	$175	$170	$568	$592
Commercial Systems	122	101	440	381
Total segment operating earnings	297	271	1,008	973

Interest expense	(7)	(5)	(27)	(19)
Stock-based compensation	(5)	(6)	(24)	(24)
General corporate, net	(8)	(14)	(42)	(48)
Restructuring and asset impairment charges, net [1]	(57)	(27)	(58)	(27)
Income from continuing operations before income taxes	220	219	857	855
Income tax expense	(68)	(61)	(248)	(240)

Income from continuing operations	152	158	609	615
Income from discontinued operations, net of taxes	—	17	—	19
Net income	$152	$175	$609	$634

Diluted earnings per share:
Continuing operations	$1.06	$1.02	$4.15	$3.94
Discontinued operations	—	0.11	—	0.12
Diluted earnings per share	$1.06	$1.13	$4.15	$4.06

Weighted average diluted shares outstanding	143.8	155.0	146.8	156.1

[1] During the twelve months ended September 30, 2012, the company recorded $58 million of net restructuring and asset impairment charges, comprised of: (i) $35 million of employee severance costs, (ii) $28 million for asset impairments, including the write-off of accounts receivable and (iii) a $5 million gain related to the sale of a facility in Irvine, California. The majority of these net charges were recorded in the fourth quarter, as discussed in the Corporate and Financial Highlights section above.

The following tables summarize sales by product category for the three and twelve months ended September 30, 2012 and 2011 (unaudited, in millions):

	Three Months Ended		Years Ended
	September 30		September 30
	2012	2011	2012	2011
Government Systems sales:
Avionics	$394	$414	$1,476	$1,434
Communication products	176	188	652	698
Surface solutions	58	97	226	377
Navigation products	73	80	237	304
Total Government Systems sales	$701	$779	$2,591	$2,813

Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$159	$126	$574	$499
Aftermarket	123	112	474	431
Wide-body in-flight entertainment	19	35	91	119
Total air transport aviation electronics	301	273	1,139	1,049

Business and regional aviation electronics:
Original equipment	148	142	582	557
Aftermarket	116	102	414	387
Total business and regional aviation electronics	264	244	996	944
Total Commercial Systems sales	$565	$517	$2,135	$1,993

Commercial Systems sales:
Total original equipment	$307	$268	$1,156	$1,056
Total aftermarket	239	214	888	818
Wide-body in-flight entertainment	19	35	91	119
Total Commercial Systems sales	$565	$517	$2,135	$1,993

The following table summarizes total Research & Development Investment by segment and funding type for the three and twelve months ended September 30, 2012 and 2011 (unaudited, dollars in millions):

	Three Months Ended		Years Ended
	September 30		September 30
	2012	2011	2012	2011
Research and Development Investment
Customer-funded:
Government Systems	$98	$124	$420	$460
Commercial Systems	22	20	83	90
Total Customer-funded	120	144	503	550

Company-funded:
Government Systems	19	34	82	116
Commercial Systems	60	64	238	239
Total Company-funded	79	98	320	355
Total Research and Development Expense	199	242	823	905

Increase in Pre-production Engineering Costs, Net	35	24	123	126
Total Research and Development Investment	$234	$266	$946	$1,031

Percent of Total Sales	18.5%	20.5%	20.0%	21.5%

Use of Non-GAAP Financial Information

The non-GAAP net income and earnings per share information included in the first and third paragraphs of this press release is believed to be useful to investors' understanding and assessment of our on-going operations. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. The non-GAAP net income and earnings per share results are intended to clarify the impact of certain restructuring, asset impairment, customer bankruptcy charges, and gains on dispositions of property (discussed in the Corporate and Financial Highlights section of this press release) on our year-over-year comparative results. The table below reconciles the non-GAAP financial measures to our reported GAAP financial measures (unaudited, in millions, except per share amounts):

	Three Months Ended		Year Ended
	September 30		September 30
	2012	2011	2012	2011
Earnings per share from continuing operations, as reported	$1.06	$1.02	$4.15	$3.94
Add: Total impact to earnings per share from restructuring, asset impairment, customer bankruptcy charges and gain on disposition of property	0.26	0.11	0.26	0.11
Earnings per share from continuing operations, excluding restructuring, asset impairment, customer bankruptcy charges and gain on disposition of property	$1.32	$1.13	$4.41	$4.05

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	September 30
	2012	2011
Assets
Cash and cash equivalents	$335	$530
Receivables, net	971	969
Inventories, net	1,332	1,195
Current deferred income taxes	58	106
Other current assets	91	89
Total current assets	2,787	2,889

Property	773	754
Goodwill	780	780
Intangible assets	291	308
Long-term deferred income taxes	455	448
Other assets	228	210
Total assets	$5,314	$5,389

Liabilities and equity
Accounts payable	$475	$485
Compensation and benefits	269	324
Advance payments from customers	288	269
Accrued customer incentives	174	128
Product warranty costs	126	148
Other current liabilities	108	141
Total current liabilities	1,440	1,495

Long-term debt, net	779	528
Retirement benefits	1,693	1,633
Other liabilities	138	205
Equity	1,264	1,528
Total liabilities and equity	$5,314	$5,389

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Year Ended September 30
	2012	2011
Operating Activities:
Net income	$609	$634
Adjustments to arrive at cash provided by operating activities:
Restructuring, asset impairment and customer bankruptcy charges	65	27
Gain on sale of business	—	(27)
Depreciation	117	108
Amortization of intangible assets and pre-production engineering costs	57	51
Stock-based compensation expense	24	24
Compensation and benefits paid in common stock	69	68
Excess tax benefit from stock-based compensation	(9)	(7)
Deferred income taxes	105	93
Pension plan contributions	(126)	(113)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(29)	49
Inventories	(204)	(262)
Accounts payable	(28)	58
Compensation and benefits	(77)	61
Advance payments from customers	22	(55)
Accrued customer incentives	46	(4)
Product warranty costs	(21)	(35)
Income taxes	(68)	59
Other assets and liabilities	(18)	(72)
Cash Provided by Operating Activities	534	657

Investing Activities:
Property additions	(138)	(152)
Acquisition of businesses, net of cash acquired	—	(17)
Proceeds from the disposition of property	17	14
Acquisition of intangible assets	(4)	(4)
Proceeds from business divestiture	(3)	44
Cash provided to customer	—	(237)
Collection of cash provided to customer	—	237
Proceeds from sale of short-term investments	—	20
Other investing activities	(1)	3
Cash Used for Investing Activities	(129)	(92)

Financing Activities:
Purchases of treasury stock	(714)	(328)
Cash dividends	(157)	(148)
Repayment of short-term borrowings	—	(24)
Increase in long-term borrowings	247	—
Proceeds from the exercise of stock options	21	22
Excess tax benefit from stock-based compensation	9	7
Cash Used for Financing Activities	(594)	(471)

Effect of exchange rate changes on cash and cash equivalents	(6)	1

Net Change in Cash and Cash Equivalents	(195)	95
Cash and Cash Equivalents at Beginning of Period	530	435
Cash and Cash Equivalents at End of Period	$335	$530